

<ARTICLE>                     5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                         0000805297
<NAME>                        Krupp Insured Mortgage Plus-II Limited Partnership

<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                              Dec-31-1998
<PERIOD-END>                                   Dec-31-1998
<CASH>                                         8,758,737
<SECURITIES>                                   107,050,559<F1>
<RECEIVABLES>                                  730,829
<ALLOWANCES>                                   0
<INVENTORY>                                    0
<CURRENT-ASSETS>                               1,086,637<F2>
<PP&E>                                         0
<DEPRECIATION>                                 0
<TOTAL-ASSETS>                                 117,626,762
<CURRENT-LIABILITIES>                          252,769
<BONDS>                                        0
<PREFERRED-MANDATORY>                          0
<PREFERRED>                                    0
<COMMON>                                       116,833,481<F3>
<OTHER-SE>                                     540,512<F4>
<TOTAL-LIABILITY-AND-EQUITY>                   117,626,762
<SALES>                                        0
<TOTAL-REVENUES>                               15,335,618<F5>
<CGS>                                          0
<TOTAL-COSTS>                                  0
<OTHER-EXPENSES>                               3,317,948<F6>
<LOSS-PROVISION>                               0
<INTEREST-EXPENSE>                             0
<INCOME-PRETAX>                                12,017,670
<INCOME-TAX>                                   0
<INCOME-CONTINUING>                            12,017,670
<DISCONTINUED>                                 0
<EXTRAORDINARY>                                0
<CHANGES>                                      0
<NET-INCOME>                                   12,017,670
<EPS-PRIMARY>                                  0<F7>
<EPS-DILUTED>                                  0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs") of $82,258,207 and
Mortgage-Backed Securities ("MBS") of $24,792,352.
<F2>Includes prepaid acquisition fees and expenses of $6,914,358 net of accumulated amortization of $6,024,495 and prepaid participation servicing fees of $2,073,520 net of accumulated amortization of $1,876,746.
<F3>Represents total equity of General Partners and Limited Partners. General
Partners deficit of ($290,140) and Limited Partners equity of $117,123,621.
<F4>Unrealized gains on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $2,031,454 of amortization of prepaid fees and expenses.
<F7>Net income allocated $360,530 to the General Partners and $11,657,140 to the
 Limited Partners. Average net income per Limited Partner interest is $.80 on 14,655,512 Limited Partner interests outstanding.


